EXHIBIT 10.11

RESTRICTED UNIT AGREEMENT

This RESTRICTED UNIT AGREEMENT (this “Agreement”), dated effective as of the IPO Closing Date (as defined below), is entered into by and between Baldwin Risk Partners, LLC, a Delaware limited liability company (the “Company”), and [name] (“Executive”).

WHEREAS, on [date] and [date] (each, a “Date of Grant”), the Company granted [•] Management Incentive Units of the Company (“[year] MIUs”) and [•] Management Incentive Units of the Company (the “[year] MIUs” and collectively with the [year] MIUs, the “MIUs”), respectively, to Executive pursuant to the terms of (1) that certain Management Incentive Unit Agreement, dated [•], between the Company and Executive (as amended, the “[year] MIU Agreement”), (2) that certain Management Incentive Unit Agreement, dated [•], between the Company and Executive (the “[year] MIU Agreement” and, together with the [year] MIU Agreement, the “MIU Agreements”), and (3) the Second Amended and Restated Limited Liability Company Agreement of the Company, dated March 13, 2019 (the “Second Amended and Restated LLC Agreement”);

WHEREAS, pursuant to that certain Reorganization Agreement, dated as of September ___, 2019 (the “Reorganization Agreement”), by and among the Company, BRP Group, Inc., a Delaware corporation (“PubCo”), and the other parties thereto, the parties thereto are engaging in the Reorganization Transactions in connection with the IPO of PubCo’s Class A Common Stock (as those capitalized terms are defined in the Reorganization Agreement);

WHEREAS, as part of the Reorganization Transactions, and pursuant to that certain Recapitalization Agreement, dated as of September ___, 2019 (the “Recapitalization Agreement”), by and among the Company, Executive and the other members of the Company, all of the units of membership interest in the Company existing immediately prior to the Reorganization Transactions, including the MIUs, are being reclassified and converted into LLC Units of the Company (as defined in the Reorganization Agreement);

WHEREAS, pursuant to the Recapitalization Agreement, to the extent that the MIUs are unvested and subject to forfeiture under the terms of the MIU Agreements and the Second Amended and Restated LLC Agreement at the time of the IPO Closing, then such restrictions shall continue to apply to the LLC Units issued in exchange for the MIUs, and Executive is required to enter into a Restricted Unit Agreement that reflects such restrictions; and

WHEREAS, this Agreement is such Restricted Unit Agreement for Executive.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and conditions contained in this Agreement, the Reorganization Agreement and the Recapitalization Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties covenant and agree as follows:

1. Capitalized Terms. The following capitalized terms, as used in this Agreement, have the meanings given to them in this Section 1. Other capitalized terms have the meanings given to them elsewhere in this Agreement.

“Change in Control” means a Change in Control of PubCo within the meaning of the Omnibus Incentive Plan of PubCo, as amended from time to time in accordance with its terms.

“Company Group” means, at any given time, PubCo, the Company and their subsidiaries.

“Disability” means, with respect to Executive, that he or she is unable to perform the essential functions of his or her position, with or without reasonable accommodation, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months. The determination as to whether Executive has a Disability shall be made by a physician selected jointly by the Company, on the one hand, and Executive (or by his or her guardian or legal representative), on the other hand. If the above mentioned parties cannot agree upon a physician, then each party shall choose a physician and those physicians will mutually agree upon a third physician to assist in the determination of whether or not Executive has a Disability. The determination of a majority of the physicians so selected shall control the decision of whether or not Executive has a Disability. Nothing in this Section is intended to alter or amend Company’s obligations as set forth in the Americans with Disabilities Act, as amended.

“Employment Agreement” means the Amended and Restated Employment Agreement, dated effective as of the IPO Closing Date, by and between the Company and Executive.

“IPO Closing Date” has the meaning given to such term in the Reorganization Agreement.

“Paired Class B Share” means, with respect to an Unvested LLC Unit, the share of Class B common stock, $0.0001 par value per share, of PubCo that is part of the “Paired Interest” with such Unvested LLC Unit under the Amended and Restated Certificate of Incorporation of PubCo, as adopted and filed on or around the IPO Closing Date pursuant to the Reorganization Agreement, and amended from time to time in accordance with its terms.

“Person” means any individual, corporation, partnership, limited liability company, trust, estate, joint venture, governmental authority or other entity.

“Third Amended and Restated LLC Agreement” means the Third Amended and Restated Limited Liability Company of the Company adopted on or around the IPO Closing Date pursuant to the Reorganization Agreement, as amended from time to time in accordance with its terms.

“Termination Event” means the termination of Executive’s employment with the Company Group for any reason.

2. Restricted Units. The Conversion LLC Units (as defined in the Recapitalization Agreement) issued to Executive in exchange for his or her MIUs (the “MIU Conversion LLC Units”) shall vest in accordance with this Section 2. For purposes of this Agreement and the Third Amended and Restated LLC Agreement, the MIU Conversion LLC Units which have become vested in accordance with this Section 2 are the “Vested LLC Units” and the remaining MIU Conversion LLC Units are the “Unvested LLC Units.” The Unvested LLC Units are subject to the restrictions set forth in Section 3.

2.1. [Year] Time-Based Vesting MIUs. In accordance with Section 5.1.1 of the [year] MIU Agreement, Executive’s MIU Conversion LLC Units shall vest on the scheduled vesting date[(s)]1. Except as otherwise provided in this Agreement, Executive’s MIU Conversion LLC Units shall vest if, and only if, Executive remains continuously employed by the Company Group from the Date of Grant thereof until such vesting date. If a Termination Event with respect to Executive occurs for any reason prior to such vesting date, the then unvested MIU Conversion LLC Units shall be forfeited to the Company in accordance with Section 3.3, except as provided in Section 2.5.

2.2. [Year] MIUs. 100% of the MIU Conversion LLC Units issued to Executive in exchange for his or her [year] MIUs shall vest on the scheduled vesting date. Except as otherwise provided in this Agreement, Executive’s MIU Conversion LLC Units shall vest if, and only if, Executive remains continuously employed by the Company Group from the Date of Grant thereof until such vesting date. If a Termination Event with respect to Executive occurs for any reason prior to such vesting date, the then unvested MIU Conversion LLC Units shall be forfeited to the Company in accordance with Section 3.3, except as provided in Section 2.5.

2.3. Notwithstanding anything to the contrary, if a Change in Control of PubCo occurs, the Unvested LLC Units which have not yet become vested under the foregoing Sections 2.1 or 2.2 shall fully vest on the closing date of such Change in Control transaction, but if, and only if, (a) in the case of Section 2.2, the aggregate fair market value of the Company’s equity implied by such Change in Control transaction equals or exceeds the Equity Value Target (provided, that the condition in this clause (a) shall be deemed satisfied if the Change in Control transaction closes on or before August 6, 2023), and (b) Executive remains continuously employed by the Company Group from the Date of Grant thereof until such closing date; provided however, if Executive’s employment is terminated by the Company without Cause (as such term is defined in the Employment Agreement) on or after the date that the Company or PubCo signs an agreement granting exclusivity to a prospective acquirer in a letter of intent, or similar agreement, for a proposed Change in Control transaction, and such proposed Change in Control transaction closes with such acquirer, then for purposes of this Section 2.3 only, Executive shall be deemed to have remained employed by the Company through the closing date of such transaction. All Unvested LLC Units on any such closing date (excluding those that vest on the closing date under the preceding sentence), including Unvested LLC Units under Section 2.2, shall be forfeited to the Company as of such closing date, effective immediately prior to the Change in Control.

[1]	The vesting schedule and related vesting date(s) applicable to awards may vary.

2.4. Except as provided in Section 2.5, if a Termination Event occurs for any reason prior to a vesting date, the then Unvested LLC Units shall be forfeited to the Company in accordance with Section 3.3.

2.5. Notwithstanding anything to the contrary, if Executive’s Termination Event is by reason of his or her death or Disability, then all of the Unvested LLC Units at the time of such Termination Event shall vest, so that all of the MIU Conversion LLC Units are Vested LLC Units.

3. Restriction on Unvested Units; Forfeiture.

3.1. The MIU Conversion LLC Units are subject to all of the terms, conditions and restrictions set forth in the Third Amended and Restated LLC Agreement, including restrictions on Transfer (as defined therein). In addition, if an Unvested LLC Unit is Transferred to any Person, the terms, conditions and restrictions contained in this Agreement shall continue to apply to the Unvested LLC Units after any such Transfer.

3.2. Notwithstanding anything to the contrary in the Third Amended and Restated LLC Agreement, Executive shall not have the right to exercise (and agrees not to exercise or purport to exercise) the “Redemption Right” under the Third Amended and Restated LLC Agreement with respect to any Unvested LLC Units.

3.3. If any Unvested LLC Units are forfeited upon a Termination Event under Section 2, then each such Unvested LLC Unit (and its Paired Class B Share) shall be immediately and automatically forfeited to the Company (or, in the case of the Paired Class B Share, to PubCo), in each case free and clear of any liens, encumbrances or restrictions, concurrently with the Termination Event, and shall no longer be deemed outstanding, without the payment of consideration or notice from the Company or PubCo and without the need for further action on the part of any Person.

3.4. Except as provided in this Agreement, from and after the IPO Closing Date, Executive shall have all the rights of a member of the Company with respect to the Unvested LLC Units and as a stockholder of PubCo with respect to the Paired Class B Shares, including the right to vote the Paired Class B Share and to receive distributions; provided, that any capital stock or securities of the Company or PubCo that Executive receives with respect to the Unvested LLC Units and Paired Class B Share through a stock dividend, stock split, reverse stock split, recapitalization, or similar transaction will be subject to the same restrictions applicable to the Unvested LLC Units or Paired Class B Share with respect to which such capital stock or other securities was distributed or received, as set forth in this Agreement.

3.5. If the LLC Units or Paired Class B Shares are certificated, the Company and PubCo shall have the right to include legends on such certificates for the terms, conditions and restrictions of this Agreement.

4. No Right to Continued Service. Executive agrees that no provision contained in this Agreement shall entitle Executive to remain employed by the Company Group, affect the right of the Company Group to terminate Executive’s employment at any time, or confer on Executive any right to employment for a fixed term.

5. Specific Performance. The Company shall be entitled to enforce its rights under this Agreement by specific performance. The parties hereto acknowledge and agree that money damages would not be an adequate remedy for any breach of the provisions of this Agreement by Executive and that the Company may apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

6. Amendments. This Agreement may not be amended or modified except with the written consent of Executive and the Company.

7. Governing Law, Dispute Resolution. This Agreement shall be governed, construed and enforced in accordance with the internal law of the State of Delaware, without regard to conflict of laws principles. The parties hereby agree that Sections 13.05 and 13.06 of the Third Amended and Restated LLC Agreement, and Article 14 of the Third Amended and Restated LLC Agreement, shall apply to all claims, disputes and other disagreements arising hereunder, and to any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby.

8. Successors and Assigns. This Agreement shall be binding on, inure to the benefit of and be enforceable by the Company, Executive and their respective personal representatives, heirs, successors and assigns (including all subsequent holders of one or more of the Unvested LLC Units). Any Person acquiring or claiming an interest in an Unvested LLC Unit, in any manner whatsoever, shall be subject to and bound by all terms, conditions and restrictions of this Agreement without regard to whether such Person has executed a counterpart hereof or any other document contemplated hereby.

9. Notice. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when delivered or sent in accordance with Section 13.03 of the Third Amended and Restated LLC Agreement (to, in the case of Executive, his or her notice address under the Employment Agreement).

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. A facsimile or portable document format (PDF) copy of a counterpart signature page to this Agreement shall be deemed an original for all purposes.

11. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, member, manager or representative of any party hereto in respect of such subject matter. Without limiting the forgoing, this Agreement supersedes and replaces the MIU Agreements, which is of no further force and effect as of the IPO Closing Date.

12. Effectiveness. This Agreement shall be effective on the IPO Closing Date (contingent on the closing of such initial public offering and Executive’s continued employment with the Company through the IPO Closing Date). If the IPO Closing Date does not occur for any reason, then (a) this Agreement shall be null and void, and (b) Executive shall continue to own his or her MIUs subject to the Second Amended and Restated LLC Agreement and the MIU Agreements. If Executive’s employment with the Company Group terminates prior to the IPO Closing Date, then the MIU Agreements and Second Amended and Restated LLC Agreement shall control and govern.

[Signature Page Follows]

SIGNATURE PAGE

TO

RESTRICTED UNIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

Print Name:

BALDWIN RISK PARTNERS, LLC

By:

Name:

Title: